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                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES


Name of Subsidiary                 Jurisdiction of Incorporation or Organization
----------------------------       ---------------------------------------------

Idenix (Massachusetts) Inc.        Massachusetts
Idenix (Cayman) Limited            Cayman Islands
Idenix SARL                        France
Idenix B.V.                        The Netherlands